------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person*

Pardo                    Brian                    D
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

204 Woodhew
--------------------------------------------------------------------------------
                                    (Street)

Waco                                 Texas                            76710
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


Life Partners Holdings, Inc. (LPHI)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

2/01
================================================================================
5. If Amendment, Date of Original (Month/Year)

5/01
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X  ]   Director                             [X  ]   10% Owner
   [X  ]   Officer (give title below)           [   ]   Other (specify below)

           CEO

================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [   ] Form filed by one Reporting Person
   [X  ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

common stock                           2/5/01         S               25,000      D      $9.00    5,475,000      I         (1)
------------------------------------------------------------------------------------------------------------------------------------
common stock                          2/26/01         S               50,000      D      $9.00    5,475,000      I         (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Elizabeth Pardo, the spouse of Brian Pardo, sold 25,000 shares, which are reported herein. Ms. Pardo holds no other shares.
(2) Pardo Family Holdings, Ltd. sold 50,000 shares, which are reported herein. It continues to hold 5,475,000 shares, the beneficial ownership of which is attributed to Mr. Pardo.

This Form 5 amendment is filed to correct an error in the number of shares reported as sold by Pardo Family Holdings, Ltd. The amont originally reported was 75,000 shares. Only 50,000 shares were sold. This Form 5 amendment replaces the Form 5's filed by Brian D. Pardo, Elizabeth Pardo, and Pardo Family Holdings, Ltd. on May 5, 2001.

This Form 5 is filed by Brian D. Pardo, as the designated beneficial owner for a group composed of Mr. Pardo, Elizabeth Pardo and Pardo Family Holdings, Ltd. The addresses of Ms. Pardo and Pardo Family Holdings, Ltd. are the same as Mr. Pardo's address. Ms. Pardo is neither an officer nor director of the issuer and owns beneficially no shares of the issuer except those owned beneficially by Mr. Pardo or Pardo Family Holdings, Ltd. Pardo Family Holdings, Ltd. is the beneficial holder of more than 10% of the issuer's outstanding common stock.

/s/Brian D. Pardo
-----------------
   Brian D. Pardo                                               5/17/01

/s/Elizabeth Pardo
------------------
   Elizabeth Pardo                                              5/17/01

/s/Brian D. Pardo
------------------
   Pardo Family Holdings, Ltd.,
   by Brian D. Pardo, President                                 5/17/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date